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                                                                   Exhibit 10.34


                             EMPLOYMENT AGREEMENT


     This Employment Agreement, dated as of the 1st day of January, 2000, between James G. Binch (the "Executive") and Memry Corporation, a Delaware corporation (the "Company").

                             W I T N E S S E T H,
                             - - - - - - - - - -

     WHEREAS, the Company and the Executive are currently party to an Employment Agreement, dated as of September 24, 1993 (the "Prior Employment Agreement"), by which the Executive is currently employed as the Company's Chairman and Chief Executive Officer; and

     WHEREAS, the Company and the Executive desire to enter into a revised employment agreement on the terms and conditions set forth below (this "Agreement") in substitution for the Prior Employment Agreement;

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the parties agree as follows:

     1.   Employment and Duties.
          ---------------------

          (a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions set forth herein. During the period during which he is employed hereunder (the "Period of Employment"), the Executive shall diligently and faithfully serve the Company in the capacity of Chairman of the Board and Chief Executive Officer, or in such other and/or lesser executive capacity or capacities as the Board of Directors and the Executive may, from time to time, agree.

          (b) During the term hereof, the Executive shall, at the request of the Company, serve as an officer and/or director of direct and indirect subsidiaries, and other affiliates, of the Company as the Company, acting through its Board of Directors, shall request from time to time.

          (c) The Executive shall devote his best efforts and substantially all of his business time, services and attention to the advancement of the Company's business and interests. The restrictions in this Section 1 shall in no way prevent the Executive from serving as President and Chief Executive Officer of Harbour Investment Corporation, the managing general partner of Harbour Holdings Limited Partnership, or any successor entity thereto (but only for so long as such entity's business is limited to the management, holding and eventual liquidation of its current portfolio), nor will it prevent the Executive from serving as an outside director of those corporations listed on Schedule A hereto or (except as set forth in the immediately succeeding sentence) pursuing other activities, so long as all of such other activities do not, in the aggregate, materially interfere with the Executive's duties hereunder (including his obligation to devote substantially all of his business time, services and attention to the Company). Notwithstanding the foregoing, however, the Executive shall not accept any future outside directorships without the prior consent of the Company's Board of Directors.
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          (d) The Executive shall, at all times during the Period of Employment, diligently and faithfully carry out the policies, programs and directions of the Board of Directors of the Company. The Executive shall comply with the directions and instructions made or given by or under the authority of the Company's Board of Directors and whenever requested to do so shall give an account of all transactions, matters and things related to the Company and its affiliates and their affairs with which the Executive is entrusted.

     2.   Term.  The initial term of this Agreement shall commence on the date
          ----
hereof, and shall terminate on the day before the third anniversary of such date (the "Initial Term"). Thereafter, the term of this Agreement shall be automatically renewed for successive one-year periods, each commencing on the month and day of this Agreement in the appropriate year and terminating on the day before such date in the subsequent year, unless either party notifies the other in writing of such party's intention not to renew at least one hundred and eighty (180) days prior to the date on which the term of this Agreement would otherwise terminate. The Initial Term and such other periods for which the term hereof has been extended as aforesaid is collectively referred to herein as the "Term."

     3.   Compensation.  In consideration of the services rendered and to be
          ------------
rendered by the Executive, the Company agrees to compensate the Executive as follows:

          (a) From the date hereof the Company shall pay to the Executive an annual base salary of $244,000, payable in equal installments every two weeks. The Executive's base salary may be increased from time to time by the Board in accordance with normal business practices of the Company.

          (b) The Executive shall also be entitled to receive additional compensation in the form of an annual bonus and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company. Such grants may be made pursuant to any bonus and/or incentive compensation programs that may be established by the Company, including without limitation the Company's current incentive plans; provided, however, that nothing set forth in this sentence will in any way limit the Board of Directors discretion to approve or reject any bonus that the Executive would otherwise be due under any such plans.

          (c) The Executive shall be entitled to an automobile allowance of $500 per month, to be paid in accordance with the Company's policy for paying automobile allowances as in effect from time to time.

          (d) If, and only if, at any time during the Period of Employment (or, if the Period of Employment is terminated pursuant to Section 8(e), the
     Term) there is a Sale of the Company (as defined below), then the Executive shall receive a special one-time bonus, payable in cash, simultaneously with such Sale of the Company, in an amount equal to 1% of the product of
     (x) the Company Net Benefits (as defined below), multiplied by (y) 25,000,000.

     For purposes of this Section 3(d), the following terms shall have the following meanings:

     "Company Net Benefits" means the difference between (x) amount that will be realized by the holder of one share of Company Stock (as constituted on the date hereof) upon the consummation of the Sale of the Company (whether paid to such shareholders directly or upon an anticipated liquidation of the Company), as determined in good faith by the Company's Board of Directors, after evaluating the worth of any non-cash

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consideration that will be received by the Company's shareholders upon the Sale of the Company (including any appropriate discounts for lack of marketability), minus (y) $2.00.

     "Sale of the Company" shall mean the sale of all or substantially all of the Company's assets, or the sale of all (or at least 80%), in one transaction or a series of related transactions, of the Company Stock, or the merger or consolidation of the Company with or into any other corporation or other entity in a transaction in which the holders of the Company Stock immediately prior to such event own less than a majority of the surviving entity's issued and outstanding common stock immediately upon the consummation of such event.

          (e) The Executive shall also be entitled to receive up to $30,000 per year from the Company towards retirement and/or deferred compensation benefits. Said amount may be used for split dollar life insurance, a retirement plan, a rabbi trust or such other method or methods as may be selected by the Executive subject to the consent of the Company's Board of Directors (not to be unreasonably withheld).

          (f) The Executive shall be entitled to other fringe benefits comparable to the benefits afforded to other executive employees of the Company, including but not limited to reasonable sick leave and coverage under any health, accident, hospitalization, disability, retirement, life insurance, 401(k), and annuity plans, programs or policies maintained by the Company. In addition, and without limiting the foregoing, the Company shall provide the Executive with the following:

               (i) twenty working days of vacation per calendar year, no more than thirty of which (in the aggregate) may be carried over from one year to the next; and

               (ii) reimbursement of all dues payable by the Executive to one executive association of the Executive's choice (subject to the reasonable approval of the Company's Board of Directors).

          (g) The Executive shall be entitled to reimbursement, in accordance with Company policy, of all reasonable out-of-pocket expenses which he incurs on behalf of the Company in the course of performing his duties hereunder, subject to furnishing appropriate documentation of such expenses to the Company's Chief Financial Officer. If the Company's Chief Financial Officer does not believe that some or all of such expenses should be approved, a representative of the Compensation Committee shall be asked to make the final determination as to whether or not the Executive is entitled to reimbursement for such item.

     4.   Covenant Not to Compete; Nonsolicitation.
          ----------------------------------------

          (a) Except as specifically set forth in this Section 4, during the Period of Employment, the Executive will not engage, directly or indirectly, anywhere in the United States (including its territories, possessions and commonwealths) or Canada in any business which competes or could reasonably be expected to compete with the Company and/or its affiliates and, for a period of two years after the termination of the Period of Employment, any business which competes or could reasonably be expected to compete with the Company and/or its affiliates as of the date of termination; provided, however, that (i) the ownership by the Executive of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof to cause the Executive to be engaged in any businesses being conducted by such publicly traded

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     corporation; and (ii) the Company, at its sole discretion, may, by written notice to the Executive no more than six (6) months and no less than three
     (3) months prior to the end of the two-year period described above, extend such two-year period for a third year, in which case the Company will be obligated to pay the Executive, quarterly in advance, at the rate of the Executive's base salary in effect on the last day of the Period of Employment, for such additional one-year non-compete period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (b) During the Period of Employment and for a period of three years thereafter, the Executive will not, directly or indirectly, either for himself or for any other person or entity (i) solicit (A) any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or such affiliate during his or her employment with the Company or such affiliate or (B) any former employee of the Company or an affiliate of the Company for a period of one year after such individual terminates his or his employment with the Company or such affiliate, (ii) solicit any customer or client of the Company or any such affiliate (or any prospective customer or client of the Company or such affiliate) as of the termination of the Period of Employment to terminate its relationship with the Company or such affiliate, or do business with any third parties, or (iii) take any action that is reasonably likely to cause injury to the relationships between the Company or any such affiliate or any of their respective employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any such affiliate as such relationship relates to the Company's or such affiliate's conduct of its business.

     5.   Covenant Not to Disclose Information.  The Executive agrees that
          ------------------------------------
during the Period of Employment and thereafter, he will not use or disclose, other than to another employee of the Company, qualified by the Company to receive that information in the normal course of business, any confidential information or trade secrets of the Company or any affiliate of the Company which were made known to him by the Company, its officers or employees or affiliates, or learned by him while in the Company's employ, without the prior written consent of the Company, and that upon termination of his employment for any reason, he will promptly return to the Company any and all properties, records, figures, calculations, letters, papers, drawings, schematics or copies thereof or other confidential information of the Company and its affiliates of any type or description. It is understood that the term "trade secrets" as used in this Agreement is deemed to include, without limitation, lists of the Company's and its affiliates' respective customers, information relating to their practices, know-how, processes and inventions, and any other information of whatever nature which gives the Company or any affiliate an opportunity to obtain an advantage over its competitors who do not have access to such information.

     6.   Remedy at Law Inadequate.  The Executive acknowledges that any remedy
          ------------------------
at law for breach of any of the restrictive covenants (Sections 4 and 5) contained in this Agreement would be inadequate and the Company shall be entitled to injunctive relief in the event of any such breach.

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     7.   Inventions and Improvements.  With respect to any and all inventions
          ---------------------------
(as defined in Section 7(e) below) made or conceived by the Executive, whether or not during his hours of employment, either solely or jointly with others, during the Period of Employment, without additional consideration:

          (a) The Executive shall promptly inform the Company of any such invention.

          (b) Any such invention, whether patentable or not, shall be the property of the Company, and the Executive hereby assigns and agrees to assign to the Company all his rights to any such invention, and to any United States and/or foreign letters patent granted upon any such invention or any application therefor.

          (c) The Executive shall apply, at the Company's request and expense, for United States and/or foreign letters patent either in the Executive's name or otherwise as the Company may desire.

          (d) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, all sketches, drawings, models and figures and other information and shall perform such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

          (e) For purposes of this Section, the term "invention" shall be deemed to mean any discovery, concept or idea (whether patentable or not), including but not limited to processes, methods, formulas, techniques, hardware developments and software developments, as well as improvements thereof or know-how related thereto, (i) concerning any present or prospective activities of the Company and its affiliates and (ii) (A) which the Executive becomes acquainted with as a result of his employment by the Company, (B) which results from any work he may do for, or at the request of, the Company or any of its affiliates, (C) which relate to the Company's or any affiliates' business or actual or demonstrably anticipated research and development, or (D) which are developed in any part by use of the Company's or any such affiliates' equipment, supplies, facilities or trade secrets.

The parties hereto agree that the covenants and agreements contained in this
Section 7 are, taken as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

     8.   Termination of Employment.
          -------------------------

          (a) The Executive's Period of Employment hereunder may not be terminated prior to the expiration of the Term except in accordance with the provisions of this Section 8.

          (b) The Executive's Period of Employment may be terminated by the Company for cause. For purposes of this Agreement, "for cause" means that termination occurs in connection with a determination, made at a meeting of the Board of Directors at which the Executive (and, at the Executive's option, his counsel) shall have had a right to participate, that the Executive has (i) committed an act of gross negligence or willful misconduct, or a gross dereliction of duty, that has materially and adversely affected the overall performance of his duties hereunder; (ii) committed fraud upon the Company in his capacity as an employee hereunder;
     (iii) been convicted of, or pled

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     guilty (or nolo contendere) to, a felony that the Board of Directors, acting in good faith, determines is or would reasonably be expected to have a material adverse effect upon the business, operations, reputation, integrity, financial condition or prospects of the Company; (iv) any material breach by the Executive of the terms hereof; (v) failure to follow instructions from a person authorized to give them pursuant to Section 1(d) above that is lawful and not inconsistent with the terms hereof; (vi) the Executive's habitual drunkenness or habitual substance abuse; (vii) civil or criminal violation of any state or federal government statute or regulation, or of any state or federal law relating to the workplace environment (including without limitation laws relating to sexual harassment or age, sex or other prohibited discrimination), or any violation of any Company policy adopted in respect of any of the foregoing; or (viii) a failure by the Executive to meet the minimum objectives established in the annual "Memry Sharing Plan" to receive any bonus pursuant to Section 3(b) above with respect to two consecutive fiscal years. "For cause" termination must be accompanied by a written notice to that effect. If the Executive is terminated for cause, the Executive shall be paid through the date of his termination.

          (c) If the Executive dies, the Period of Employment shall terminate effective at the time of his death; provided, however, that such termination shall not result in the loss of any benefit or rights which the Executive may have accrued through the date of his death. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive's death, the Company shall make a severance payment to the Executive or his legal representatives equal to the Executive's regular salary payments through the end of the month in which such death occurs.
     In addition, the Company shall make a severance payment to the Executive or his legal representative equal to the Executive's target bonus described in
     Section 3(b), pro rated for the portion of such fiscal year completed prior to the Executive's death; provided, however, that such pro rated portion of the Executive's target bonus shall be paid to the Executive following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company.

          (d) If the Executive becomes disabled, the Period of Employment may be terminated, at the Company's option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which the Executive may have accrued through the date of his disability. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive's disability, the Company shall make a severance payment to the Executive or his legal representative equal to the Executive's regular salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for the benefit of the Executive. For the purposes of this section, the definition of "disability" shall be the same as the definition of a "permanent disability" contained in any long-term disability insurance policy maintained by the Company in effect at the time of the purported disability, or last in effect, if no policy is then in effect.

          (e) If the Executive's Period of Employment is terminated by the Executive for "Good Reason," as hereinafter defined, or is terminated by the Company without cause (and the Company may terminate the Period of Employment without cause at any time) then, in addition to the other rights to which the Executive is entitled upon a termination as provided for herein, the Executive shall also be entitled to a lump-sum payment equal to the sum of (i) two (2) times the Executive's annual salary, at the rate of salary in effect immediately prior to the effective date of such termination (without regard to any purported or attempted reduction of such rate by the Company), plus (ii) the amount of any cash bonuses paid to the Executive in the two (2) years immediately prior

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     to such termination. For purposes of this Agreement, the term "Good Reason"
     shall mean: (i) the failure by the Company to observe or comply with any of the provisions of this Agreement if such failure has not been cured within ten (10) days after written notice thereof has been given by the Executive to the Company; or (ii) at the election of the Executive, upon a Change in Control of the Company, as defined in Section 11(f) (which election can be made at any time upon thirty (30) days' prior written notice given within two (2) years following the date on which the Change in Control of the Company occurred) if, subsequent to such Change in Control, there is a material diminution in the position, duties and/or responsibilities of the Executive. Further, in the event of a termination pursuant to this Section 8(f), or pursuant to Section 8(c) or Section 8(d), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted, all incentive and non-qualified stock options then held by the Executive still subject to any vesting requirements shall have such vesting requirements terminated (such that all such options are then immediately exercisable).

     9.   Effect of Termination.  Upon termination of the Executive's employment
          ---------------------
for any reason whatsoever, all rights and obligations of the parties under this Agreement shall cease, except that the Executive shall continue to be bound by the covenants set forth in Sections 4, 5, 6 and 7 hereof, and the Company shall be bound to pay to the Executive accrued compensation, including salary and other benefits, to the date of termination and any severance payments which may be owed under the provisions of Section 8 hereof.

     10.  Legal Fees.  Upon the presentation of proper invoices, the Company
          ----------
will reimburse the Executive for up to $1,500 for legal fees and disbursements incurred by the Executive in connection with the review and negotiation of this Agreement.

     11.  Miscellaneous.
          -------------

          (a) This Agreement may not be assigned by the Executive. The Company may assign this Agreement in connection with a Sale of the Company.

          (b) In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be, and shall be deemed to be, modified so as to become valid and enforceable, and the remaining provisions of this Agreement shall not be affected.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

          (d) No modification of this Agreement shall be effective unless in a writing executed by both parties.

          (e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior agreements, representations and promises by either party or between the parties, including without limitation, the Prior Employment Agreement, notwithstanding any provisions therein which state that certain provisions shall survive the termination of the Prior Employment Agreement.

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          (f) For purposes of this Agreement, "Change in Control of the Company"
     shall mean: (i) any merger or consolidation or other corporate reorganization of the Company in which the Company is not the surviving entity; or (ii) any sale of all or substantially all of the Company's assets, in either a single transaction or a series of transactions; or
     (iii) a liquidation of all or substantially all of the Company's assets; or
     (iv) a change within one twelve-month period of a majority of the directors constituting the Company's Board of Directors at the beginning of such twelve-month period; or (v) if a single person or entity, or a related group of persons or entities, at any time beneficially owns 25% or more of the Company's outstanding voting securities; unless, with respect to any event described in clauses (i) through (v), the Executive agrees in writing, prior to the consummation of the event giving rise to the Change in Control of the Company, that such event or events does not for purposes of this Agreement constitute a Change in Control of the Company or, as a director, votes in favor of the matter that would otherwise cause the Change in Control of the Company and unless, with respect to clause (iv), the change of directors is approved by the Board of Directors as constituted prior to such change.


     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                              MEMRY CORPORATION


                              By: /s/ Robert P. Belcher
                                 ---------------------------------------
                                  Name: Robert P. Belcher
                                  Title: VP and Chief Financial Officer


                               /s/ James G. Binch
                              ------------------------------------------
                              James G. Binch

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                                  Schedule A
                                  ----------


APL Group Inc. (d/b/a Eventra)

Visual Technologies Ltd.

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